Staktek 2006 Bonus Incentive Plan

Scope

Staktek established the 2006 Bonus Incentive Plan (the "Bonus Plan"), a quarterly profit-sharing program, to reward employees for their contributions to the Company.

Eligibility

All employees employed at the Company's Austin facility scheduled to work more than 30 hours per week are eligible to participate in the Bonus Plan. Certain employees employed at the Company's Reynosa, Mexico facility designated by the Chief Executive Officer are eligible to participate in the Bonus Plan. Profit sharing is calculated for all eligible employees as of the last day of the quarter. No payment will be made to employees who have been terminated for cause or who have submitted their resignation prior to the payment date of any bonus payment. Temporary workers are not eligible to participate.

Bonus Pool

There are two parts of the Bonus Plan. The first part covers employees who are at or below the manager level. Bonuses paid to these employees will be based on the Company meeting the corporate goals set forth on Exhibit A, with 25% weighting for each one.

As long as Adjusted Operating Income, which is defined as pro forma operating income plus the expense of the Bonus Plan, is positive for the quarter, employees in this group will be paid up to 18% of their quarterly base salary under the Bonus Plan based on the goal achievement set forth above.

The second part of the Bonus Plan covers director-level employees, vice presidents, the Chief Technical Officer and the President/Chief Executive Officer, with each individual eligible to receive up to the percentage of his or her base salary as set forth below.

The bonuses paid will be based on Adjusted Operating Income, with the quarterly targets set forth on Exhibit B. The Company must achieve at least 75% of a quarterly target in order for any bonus to be paid for that quarter. The payment will be scaled from a 75% payout for achieving 75% of the Adjusted Operating Income target, to a 100% payout for achieving 100% or more of the quarterly target. In the fourth quarter, if Adjusted Operating Income for the year is between 100% - 120% of the annual target, a pool of 5% of the incremental amount (from 100% to 120%) will be established and paid as an additional part of the fourth quarter bonus. For Adjusted Operating Income greater than 120% of the annual target, a pool of 10% of the incremental amount (over 120%) will be established and paid as an additional part of the fourth quarter bonus.

Payments

Bonuses will be paid within 40 days of the end of the quarter in which they are earned. For eligible employees employed for the full quarter for which payment will be made, payments will be based on each employee's annualized base salary, divided by four. The base salary will be calculated based on the base salary in effect on the last day of the applicable quarter.

For employees hired during a quarter, payment will be prorated based on the period of time they are employed during the applicable quarter.

For employees who take an approved leave of absence during a quarter (medical, disability, or other personal leave, except for leaving qualifying under the Family Medical Leave Act) in excess of 15 working days per quarter (whether cumulative or intermittent, and whether full days or partial days, exceeding 120 hours in the aggregate), payment will be prorated based on the actual period of time they work during the applicable quarter.

Percentage of Base Salary Based on Position:

Category/Multiplier

CEO 1.20

CTO (former CEO) 1.20

CFO 0.70

General Counsel 0.65

VP, WW Sales 0.65

GM, Enterprise Business 0.65

VP, Operations 0.65

VP, US Sales 0.60

DMTS 0.60

Director 0.35

SMTS 0.35

Deductions from Payments:

Mandatory deductions, such as child support and garnishments, will be deducted from bonus payments. Federal tax will be withheld at the IRS statutory rate then in effect, which may be different than the rate on regular earnings.

Other

All decisions regarding the Bonus Plan will be made by the Chief Executive Officer and will be final and binding on all participants. Neither the Bonus Plan nor any individual bonus payment will confer upon any employee any right with respect to his/her continuing employment relationship with the Company, nor shall it interfere in any way with any employee's right or the Company's right to terminate employment at any time, with or without cause.

The Board of Directors or the Compensation Committee of the Board of Directors may amend, suspend or terminate the Bonus Plan at any time, provided that no amendment or termination may materially and adversely impair an employee's rights with respect to the Bonus Plan then in effect for the quarter in which changes are made.

No employee shall have any right to assign or otherwise transfer his or her rights, if any, under the Bonus Plan. Any purported assignment or transfer by an employee of his or her rights under the Bonus Plan shall be null and void and of no force or effect.